Exhibit 99.1

THOMA BRAVO COMPLETES ACQUISITION OF QLIK

Radnor, PA – August 22, 2016 – Qlik (NASDAQ: QLIK) (the “Company”), a leader in visual analytics delivering intuitive solutions for self-service data visualization and guided analytics, today announced the completion of its acquisition by leading private equity investment firm Thoma Bravo, LLC. Under the terms of the merger agreement, Qlik shareholders are entitled to receive $30.50 in cash for each share of Qlik common stock they hold.

The transaction was announced on June 2, 2016 and received approval from Qlik shareholders on August 17, 2016. As a result of the completion of the acquisition, shares of Qlik common stock were removed from listing on The NASDAQ Stock Market LLC (“NASDAQ”), with trading in Qlik shares suspended prior to the opening of business today.

Morgan Stanley & Co. LLC served as exclusive financial advisor to Qlik and Skadden, Arps, Slate, Meagher & Flom LLP and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP served as its legal advisors. Goldman, Sachs & Co. served as exclusive financial advisor to Thoma Bravo and Kirkland & Ellis LLP served as its legal advisor. Ares Capital Corporation is serving as the administrative and collateral agent, joint lead arranger and joint bookrunner for the $1.075 billion unitranche credit facility in support of the acquisition. Ares Capital Management is leading the syndication. Additional joint lead arrangers include Golub Capital LLC, TPG Specialty Lending, Inc. and Varagon Capital Partners, LP.

About Qlik

Qlik (NASDAQ: QLIK) is a leader in visual analytics. Its portfolio of products meets customers’ growing needs from reporting and self-service visual analysis to guided, embedded and custom analytics. Approximately 40,000 customers rely on Qlik solutions to gain meaning out of information from varied sources, exploring the hidden relationships within data that lead to insights that ignite good ideas. Headquartered in Radnor, Pennsylvania, Qlik has offices around the world with more than 1,700 partners covering more than 100 countries.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm building on a 30+ year history of providing equity and strategic support to experienced management teams and growing companies. The firm seeks to create value by collaborating with company management to improve business operations, invest in growth initiatives and make accretive acquisitions. Thoma Bravo invests with a particular focus on application and infrastructure software and technology enabled services. The firm currently manages a series of private equity funds representing more than $16.0 billion of equity commitments. More information about Thoma Bravo can be found at www.thomabravo.com.

CONTACTS

For Qlik:

Investor Contact

Brett Pollack, (646) 561-0906

Brett.Pollack@qlik.com

Media Contacts

Maria Scurry, (617) 658-5317

Maria.Scurry@qlik.com

OR

Sard Verbinnen & Co

Andrew Cole / John Christiansen

(212) 687-8080 or (415) 618-8750

qlik-svc@sardverb.com

For Thoma Bravo:

Media Contact

LANE

Jeff Segvich

(503) 546-7870

jeff@lanepr.com